                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-45825

PROSPECTUS SUPPLEMENT NO. 27                                      OMNICARE, INC.
(To Prospectus dated February 13, 1998)

The Prospectus dated February 13, 1998, as supplemented by Prospectus Supplements 1 through 26, relates to the offer for resale of the following securities of Omnicare, Inc.:

      - $345,000,000 Principal Amount of 5% Convertible Subordinated Debentures due 2007

      - 8,712,121 shares of Common Stock, par value $1.00 per share, that are issuable upon the conversion of the Debentures (plus such additional amount as may result due to changes in the conversion price)

      -     264,101 additional shares of Common Stock, par value $1.00 per share

ADDITIONAL SELLING SECURITYHOLDERS

The table beginning on page 22 of the Prospectus contained in the section entitled "Selling Securityholders" is amended to add the following Selling
Securityholders:



                          Principal Amount     Percentage of Debentures                             Percentage of Common
                            of Debentures      Outstanding Beneficially      Conversion Shares    Stock Beneficially Owned
         Name             that May be Sold       Owned Before Offering      That May be Sold**         Before Offering
         ----             ----------------    -  ----------------------     ------------------         ---------------
Goldman Sachs and
Company                        $20,000                     *                        505                       *

Morgan Stanley                 500,000                     *                     12,626                       *
Dean Witter***

-------------------
*   Less than 1%
** Assumes conversion of full amount of Debentures held by the holder at the initial rate of $39.60 in principal amount of Debentures per share of Common Stock.
*** Morgan Stanley Dean Witter was the lead manager for Omnicare, Inc.'s 5%
    Convertible Subordinated Debentures due 2007.

DELIVERY OF PROSPECTUS SUPPLEMENT

This Prospectus Supplement is not complete without the Prospectus, as supplemented prior to today. The additional selling securityholders named above may only deliver this Prospectus Supplement with the Prospectus and all prior supplements.

               This Prospectus Supplement is dated March 30, 1999.